UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934*

Date of report (Date of earliest event reported) September 27, 2007

Finlay Fine Jewelry Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-59380	13-3287757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 808-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*	The Registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 8.01 Other Events.

On September 27, 2007, Finlay Enterprises, Inc. (“Finlay Enterprises”), the parent of Finlay Fine Jewelry Corporation (the “Registrant”), issued a press release announcing that it had entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated as of September 27, 2007, with the Registrant, Zale Corporation (“Zale”), Zale Delaware, Inc. (“Zale Delaware”) and TXDC, LP (collectively with Zale Delaware, the “Sellers”) pursuant to which the Registrant will acquire and assume from the Sellers specified assets and liabilities that comprise the Bailey Banks & Biddle division of Zale, a chain of 70 jewelry retail stores (the “Division”), for a purchase price of $200,000,000, which may be subject to an adjustment at the closing, as well as post-closing adjustments in respect of (i) inventory, subject to a maximum payment by the Registrant of $26 million, and (ii) certain liabilities and prepaid amounts. Each of the Registrant and Finlay Enterprises have indemnity obligations under the Purchase Agreement. As contemplated by the Purchase Agreement, the Registrant will enter into a Transition Services Agreement at the Closing pursuant to which Zale Delaware will provide certain services for a transition period in exchange for a fee.

The transaction has been approved by the board of directors of each of the Registrant and Finlay Enterprises and is subject to customary closing conditions, including compliance with the requirements of the Hart-Scot-Rodino Act and the receipt of financing and third party consents. Approval by the stockholders of neither the Registrant nor Finlay Enterprises is required. The Purchase Agreement provides that the parties must close the transactions contemplated by the Purchase Agreement by November 16, 2007, unless they mutually agree to some later deadline. Sellers may terminate the Purchase Agreement in the event that the Registrant is unable to obtain financing in order to close by November 16, 2007, in which case the Registrant shall pay $1,000,000 to Sellers upon termination, provided that all other conditions are capable of being satisfied at such time. In addition, the Registrant may terminate the Purchase Agreement in the event that Sellers are not able to obtain certain consents, in which case Sellers shall pay $1,000,000 to Registrant upon termination, provided that all other conditions are capable of being satisfied at such time.

The Registrant knows of no material relationship between Zale or the Sellers, on the one hand, and the Registrant, Finlay Enterprises or their affiliates, on the other hand, other than in respect of the Purchase Agreement.

On September 27, 2007, the Registrant entered into a commitment letter (the “Commitment Letter”) to provide $550 million of financing for the transaction and to refinance existing indebtedness of the Registrant. Under the Commitment Letter, General Electric Capital Corporation committed to provide financing in the form of a five-year senior secured credit facility consisting of a $550 million revolving credit facility which will bear interest at a floating rate equal to a margin of 0.25% over a defined index margin or 2.00% over the London Interbank Offered Rate, subject to adjustment under various circumstances. The new credit facility will replace Registrant’s existing revolving credit facility.

The commitments are subject to various conditions, including but not limited to, an excess availability requirement providing that the total amount otherwise available to be borrowed under the revolving credit facility will not be less than $30 million and entry into mutually satisfactory definitive documentation. The definitive documentation is expected to contain certain financial and operating covenants.

Item 8.01 Other Events.

On September 27, 2007, Finlay Enterprises issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Finlay Enterprises, Inc. press release dated September 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY FINE JEWELRY CORPORATION

Date: September 27, 2007	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer